EXHIBIT 99.1

                            VCA ANTECH, INC. REPORTS
                          STRONG FIRST QUARTER RESULTS

- First quarter net income per common share is $0.15. Results are $0.03 better than street consensus.
-  First quarter revenue increases 9.4% to a record $104.7 million.
-  First quarter Adjusted EBITDA (1) increases 21.5% to $23.5 million.


     LOS ANGELES, CA, APRIL 25, 2002 - VCA ANTECH, INC. (NASDAQ NM SYMBOL:
WOOF), a leading animal health care company in the United States, today reported financial results for its first quarter ended March 31, 2002.

     Revenue for the first quarter ended March 31, 2002 increased 9.4% to a record $104.7 million from revenue of $95.7 million in the same quarter last year.

     Net income per common share was $0.15 for the quarter ended March 31, 2002 compared to net loss per common share of $(0.46) for the 2001 quarter. Net loss for the prior year quarter ended March 31, 2001 includes certain expenses, as well as amortization of goodwill, amounting to $6.0 million, net of tax, as provided in the Supplemental Operating Statement Data, below, that did not occur in 2002. Excluding these expenses from 2001, the net loss per common share was $(0.12) for the quarter ended March 31, 2001. Goodwill amortization ceased effective January 1, 2002 pursuant to the required application of SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS.

     Operating income for the first quarter of 2002 increased to $20.3 million from $9.3 million in the first quarter of the prior year. As provided in the Supplemental Operating Statement Data, below, operating income for the first quarter 2001 includes $5.1 million of certain expenses and $2.3 million of amortization of goodwill that did not occur in 2002. Excluding these expenses from 2001, operating income for the first quarter 2002 increased $3.7 million, or 22.0% from the prior year quarter, as adjusted.

     Earnings before interest, taxes, depreciation and amortization, minority interest and certain items discussed in footnote (1), below, ("Adjusted EBITDA") increased 21.5% in the first quarter of 2002 to $23.5 million from $19.3 million in the first quarter of 2001.

     Bob Antin, Chairman and CEO, stated, "We continue to benefit from operating leverage in both of our businesses. We experienced outstanding growth in EBITDA and net income in our first quarter of 2002. On a 9.4% revenue increase in the first quarter, Adjusted EBITDA increased 21.5%, to $23.5 million, over the prior year quarter. Our strong operating cash flows provide us the flexibility to selectively focus on those strategies that best position us for long-term sustained growth and profitability.

     "Our laboratory division continues to realize the benefits of our market leadership position and our national platform. On a 15.2% increase in laboratory revenue for the quarter (all of which was from internal growth) we achieved a 24.4% increase in laboratory Adjusted EBITDA, to $13.4 million. The first quarter of 2002 contained one additional billing day than the same quarter in 2001. Laboratory Adjusted EBITDA margin for the first quarter increased to 35.6% in 2002 from 33.0% in 2001.

     "Our hospital division achieved a 16.4% increase in hospital Adjusted EBITDA to $12.8 million for the first quarter on a 6.7% revenue increase. First quarter hospital Adjusted EBITDA margin increased to 18.7% in 2002 from 17.1% in 2001. Hospital same-facility revenue growth was 2.0%. However, the first quarter of 2002 contained one less revenue day than in the same quarter in 2001. Our last twelve months same-facility revenue growth trend is 3.9% through the first quarter of 2002."

     In closing, Tom Fuller, CFO, added, "In light of our results for the first quarter of 2002, we raised our expectations for 2002. Our 2002 EBITDA goal has increased to a range of $99 to $102 million. We have increased our goal for 2002 net income to a range of $25 to $26 million. Based upon 37.3 million shares expected to be outstanding, on a diluted basis, annual earnings per share for 2002 is expected to now be $0.67."

     VCA Antech, Inc. will discuss first quarter 2002 earnings during a conference call on Thursday, April 25, 2002 at 4:30 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company's website at HTTP://INVESTOR.VCAANTECH.COM. The conference call can also be accessed via telephone by dialing (800) 289-0544. Interested parties should call at least ten minutes prior to the conference call to register. In addition, a replay of the call can be accessed until 12:00 a.m. Eastern Time on Thursday, May 2, 2002 by visiting the Company's website or by calling (888) 203-1112 and using passcode 571616.

Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenue at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Forms 10-K and S-4 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA ANTECH, INC. owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.



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

                                    VCA ANTECH, INC.
                           CONSOLIDATED STATEMENTS OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                (UNAUDITED - IN THOUSANDS)

                                              2002              2001
                                              ----------        --------
Revenue:
Laboratory                                    $  37,657         $  32,677
Animal Hospital                                  68,644            64,354
Other                                               500               500
Intercompany                                     (2,106)           (1,851)
                                              ----------        ---------
                                                104,695            95,680
                                              ----------        ---------

Direct costs                                     72,588            69,462

Gross profit, excluding depreciation and
amortization:
Laboratory                                       16,095            12,358
Animal Hospital                                  15,512            13,360
Other                                               500               500
                                              ----------        ----------
                                                 32,107            26,218
                                              ----------        ----------

General and administrative:
Laboratory                                        2,673             3,277
Animal Hospital                                   2,679             3,355
Corporate                                         3,270             3,926
                                              ----------        ----------
                                                  8,622            10,558
                                              ----------        ----------

Depreciation and amortization                     3,163             6,254

Loss on sale of assets                              -                 143
                                              ----------        ----------
Operating income                                 20,322             9,263

Interest expense, net                             9,989            11,153
Other income                                        (93)             -
Minority interest expense                           402               275
                                              ----------        ----------
Net income (loss) before income taxes            10,024            (2,165)
Provision for income taxes                        4,389               824
                                              ----------        ----------
Net income (loss)                                 5,635            (2,989)

Increase in carrying amount of
Redeemable Preferred Stock                          -               5,028
                                              ----------        -----------

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

                                              ----------        -----------

Net income (loss) available to common         $   5,635         $  (8,017)
stockholders                                  ==========        ============

Net income (loss) per common share            $    0.15         $   (0.46)
                                              ==========        ============
Diluted shares                                   37,081             17,524
                                              ==========        ============


                                      VCA ANTECH, INC.
                           SUPPLEMENTAL OPERATING STATEMENT DATA
                        THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                  (UNAUDITED - IN THOUSANDS)

                                                   2002               2001
                                               ----------       ------------
Adjusted net income (loss) available to common
Stockholders:
Net income (loss) reported                     $   5,635        $   (8,017)
                                               -----------      ------------
Add expenses:
Management fees                                     -                  620
Loss on sale of assets                              -                  143
Non-cash compensation                               -                3,044
Amortization of executive covenants not to          -                1,323
compete
Amortization of goodwill                            -                2,263
                                               -----------      ------------
Total expenses                                      -                7,393
Tax effect                                          -               (1,408)
Total expenses, net of tax                          -                5,985
                                               -----------      ------------
                                               $   5,635         $  (2,032)
                                               ===========      ============

Adjusted net income (loss) per common share    $   0.15          $   (0.12)
                                               ===========      ============

Adjusted EBITDA(1)                             $  23,485         $  19,324
                                               ===========      ============

Ratio of earnings to fixed charges(2)              1.9x
                                               ===========


(1) EBITDA is operating income (loss) before depreciation and amortization. There were no adjustments made to EBITDA to arrive at Adjusted EBITDA for 2002. Adjusted EBITDA for 2001 represents EBITDA adjusted to exclude management fees, loss on sale of assets and non-cash compensation. The management agreement under which the management fees discussed above was terminated in the fourth quarter of 2001 in connection with the Company's initial public offering of common stock. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, or GAAP. Although EBITDA and Adjusted EBITDA should not be considered in isolation or as

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

     substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA and Adjusted EBITDA are widely used by financial analysts as a measure of financial performance. We believe Adjusted EBITDA is a useful measure of our operating performance as it reflects earnings before the impact of depreciation and amortization, interest and taxes (and, in 2001, other non-operating or non-recurring items) that may vary from period to period as a result of non-operating activities. Adjusted EBITDA is also an important component of our financial ratios included in our debt covenants, which provides us with a measure of our ability to service our debt and meet capital expenditure requirements out of our earnings. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

(2) Calculated by dividing income before income taxes and fixed charges by fixed charges. "Fixed charges" means the sum of (a) interest expensed or capitalized, (b) amortized discounts and deferred financing costs related to indebtedness and (c) an estimate of the interest within rental expense.


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




                                VCA ANTECH, INC.
                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                           (UNAUDITED - IN THOUSANDS)


                                        March 31,                 December 31,
                                          2002                        2001
                                        -----------              --------------
Cash                                    $   17,854               $    7,103
Accounts receivable, net                    21,547                   18,036
Debt                                       385,600                  384,332
Equity                                      45,755                   39,764
Total assets                               482,578                  468,521

                                                 Three Months Ended
                                                       March 31,
                                        ---------------------------------------
                                           2002                       2001
                                        -----------              --------------
Cash flows provided by operating
activities                              $   19,888                 $  10,957
Capital expenditures                         3,168                     2,777


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